Exhibit 10.4
EXECUTIVE SUPPLEMENTAL INCOME AGREEMENT
(as amended and restated as of October 1, 2007)
     This Agreement, effective as of October 1, 2007 (the “Effective Date”), is made by and between THE PEOPLES BANK, BILOXI, MISSISSIPPI, a state-chartered commercial bank with its principal office located in Biloxi, Mississippi (hereinafter referred to as the “Company”), and LAURI A. WOOD (hereinafter referred to as the “Executive”). This Agreement hereby amends and restates, in their entirety, an agreement with an initial effective date of January 1, 1992, and a restated agreement effective October 1, 2002 (hereinafter the “Prior Agreements”), made by and between the Company and the Executive.
INTRODUCTION
     The Company and the Executive entered into the Prior Agreements in order to provide certain benefits to the Executive as an officer of the Company upon the Executive’s retirement.
     The Company and the Executive, by this current Agreement, desire to amend and desire to restate the Prior Agreements in their entirety to include and reflect the terms set forth herein and to incorporate the benefit accumulated to date by the Executive under the Prior Agreements, to reflect the applicable provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and to clarify certain provisions of the Prior Agreements.
     Therefore, in order to encourage the Executive to remain an employee of the Company, the Company is willing to provide salary continuation benefits to the Executive. The Company will pay the benefits from its general assets.
AGREEMENT
     The Executive and the Company agree as follows:
Article 1
Definitions
     1.1 Definitions. Whenever used in this Agreement and except to the extent defined otherwise in Code Section 409A or where the context clearly indicates otherwise, the following words and phrases shall have the meanings specified:
     1.1.1 “Beneficiary” means the person or trust that an Executive designates in writing in accordance with Section 4.1 hereof.
     1.1.2 “Change of Control” means:
     1.1.2.1 A change in the ownership of the capital stock of the Company or Peoples Financial Corporation (the “Holding Company”), whereby a corporation, person or group acting in concert (a “Person”) as described in Section 14(d)(2) of the Securities Exchange Act of 1934, as

amended (the “Exchange Act”), holds or acquires, directly or indirectly, beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of a number of shares of capital stock of the Company or Holding Company which constitutes fifty percent (50%) or more of the combined voting power of the Company’s or Holding Company’s outstanding capital stock then entitled to vote generally in the election of directors; or
     1.1.2.2 The persons who were members of the Board of Directors of the Company or Holding Company immediately prior to a tender offer, exchange offer, contested election or any combination of the foregoing, cease to constitute a majority of such Board of Directors; or
     1.1.2.3 The adoption by the Board of Directors of the Company or of the Holding Company of a merger, consolidation or reorganization plan involving the Company or Holding Company in which the Company or the Holding Company is not the surviving entity, or a sale of all or substantially all of the assets of the Company or Holding Company. For purposes of this Agreement, a sale of all or substantially all of the assets of the Company or Holding Company shall be deemed to occur if any Person acquires (or during the 12-month period ending on the date of the most recent acquisition by such Person, has acquired) gross assets of the Company or Holding Company that have an aggregate fair market value equal to fifty percent (50%) of the fair market value of all of the respective gross assets of the Company or Holding Company immediately prior to such acquisition or acquisitions; or
     1.1.2.4 A tender offer or exchange offer is made by any Person which, if successfully completed, would result in such Person beneficially owning (within the meaning of Rule 13d-3 promulgated under the Exchange Act) either fifty percent (50%) or more of the Company’s or Holding Company’s outstanding shares of Common Stock or shares of capital stock having fifty percent (50%) or more of the combined voting power of the Company’s or Holding Company’s then outstanding capital stock (other than an offer made by the Company or the Holding Company), and sufficient shares are acquired under the offer to cause such person to own fifty percent (50%) or more of the voting power; or
     1.1.2.5 Any other transactions or series of related transactions occurring which have substantially the same effect as the transactions specified in any of the preceding clauses of this Subsection (1.1.2).
     1.1.2.6 Notwithstanding the preceding, a Shareholder, as hereinafter defined in Subsection 1.1.14, may make the following transfers and such transfers shall be deemed not to be a Change of Control under this Subsection 1.1.2:

     1.1.2.6.1 To any trust, company, or partnership created solely for the benefit of any Shareholder or any spouse of or any lineal descendant of any Shareholder;
     1.1.2.6.2 To any individual or entity by bona fide gift;
     1.1.2.6.3 To any spouse or former spouse of any Shareholder pursuant to the terms of a decree of divorce;
     1.1.2.6.4 To any officer or employee of the Company pursuant to any incentive stock option plan established by the Shareholder;
     1.1.2.6.5 To any family member of any Shareholder;
     1.1.2.6.6 After receipt of any necessary regulatory approvals, to any company or partnership, including, but not limited to, a family limited partnership, a majority of the stock or interests of which company or partnership are owned by any of the Shareholder; or
     1.1.2.6.7 To any existing Shareholder as of the Effective Date.
     Notwithstanding the preceding, for purposes of determining whether a distribution may be made following a change of control, the change must be a change in the ownership or effective control of the Company, or its parent, Peoples Financial Corporation, or a change in the ownership of a substantial portion of the assets of the Company or its parent corporation, Peoples Financial Corporation, all within the meaning of Treas. Reg. Section 1.409A-3(i)(5). In the event a change constitutes a change under the preceding (without regard to this paragraph) but does not constitute a change under Treas. Reg. Section 1.409A-3(i)(5), such distribution shall be made at the earliest time permitted under Article 2 or 3.
     1.1.3 “Claimant” means the Executive or Beneficiary who believes he/she has not received the benefits under this Agreement to which he/she is entitled to receive.
     1.1.4 “Code” means the Internal Revenue Code of 1986, as amended.
     1.1.5 “Company” means The Peoples Bank, Biloxi, Mississippi.
     1.1.6 “Disability” or “Disabled” means the Executive: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3)

months under an accident and health plan covering employees or directors of the Company. Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees or directors of the Company provided that the definition of “disability” applied under such disability insurance program complies with the requirements of the preceding sentence. Upon the request of the plan administrator, the Executive must submit proof to the plan administrator of the Social Security Administration’s or the provider’s determination.
     1.1.7 “Discount Rate” means the rate reviewed and determined at least annually by the Board of Directors for purposes of calculating benefits hereunder. The rate determined by the Board of Directors shall apply to all calculations thereafter until such rate is changed by the Board of Directors.
     1.1.8 “Early Retirement Date” means the date the Executive: (i) attains at least age fifty-five (55); (ii) attains at least her fifteen (15) year anniversary of employment at the Company; and, (iii) has participated under this Agreement, including any amendment and restatement of the Prior Agreements, for five (5) years.
     1.1.9 “ERISA” means the Employee Income Security Act of 1974, as amended.
     1.1.10 “Executive Benefit Accrual” means the amount accrued as a liability to the Executive by the Company on its accounting records under Generally Accepted Accounting Principles (GAAP) by virtue of the terms of the Prior Agreements and by virtue of the terms of this Agreement.
     1.1.11 “Normal Retirement Date” means the date the Executive attains age sixty-five (65).
     1.1.12 “Salary” means the base annual amount, without bonus or other benefits, paid to the Executive by the Company as of the earlier to occur of: (i) Separation From Service; or, (ii) the Company’s termination of the Agreement under Section 7.3.
     1.1.13 “Separation From Service” or “Separates From Service” means a cessation of services rendered by the Executive within the meaning of Treas. Reg. Section 1.409A-1(h).
     1.1.14 “Shareholder” means the existing owners of all issued and outstanding stock of the Company or Peoples Financial Corporation as of the date this Agreement is signed.
     1.1.15 “Specified Employee” means an employee who is described in Treas. Reg. Section 1.409A-1(i).

Article 2
Lifetime Benefits
     2.1 Normal Retirement Benefit. If Separation From Service occurs on or after the Normal Retirement Date and prior to a Change of Control, the Company shall pay to the Executive the benefit described in this Section 2.1.
     2.1.1 Amount of Benefit. The benefit under this Section 2.1 is fifty percent (50%) of the Executive’s Salary.
     2.1.2 Payment of Benefit. The Company shall pay the annual benefit determined under subsection 2.1.1 for a period of fifteen (15) years, payable monthly (one twelfth [1/12th] of the annual benefit) beginning on the last day of the month commencing with the month following Separation From Service. The monthly payments under this subsection 2.1.2 shall total one hundred eighty (180) substantially equal payments over a period of one hundred eighty (180) months.
     2.2 Early Retirement Benefit. If Separation From Service occurs on or after the Early Retirement Date and prior to the Normal Retirement Date and prior to a Change of Control, Company shall pay to the Executive the benefit described in this Section 2.2 in lieu of any other benefit under this Agreement.
     2.2.1 Amount of Benefit. The benefit under this Section 2.2 is the annual benefit set forth in subsection 2.1.1 reduced by one-half of a percent (0.5%) for each month or partial month between Separation From Service and the Normal Retirement Date. By way of example, assume the Executive elects to retire at age 59 1/2, which is 66 months prior to the Normal Retirement Date. Assume further the annual benefit under subsection 2.1.1 equals twenty percent (20%) of Salary. Based on these assumptions the percentage of Salary payable under this subsection 2.2.1 would equal 20% times 67% (100% minus the product of 66 times 0.5%). The resulting annual benefit under subsection 2.2.1, based on the assumptions in this example, would equal 13.4% (20% multiplied by 67%) of Salary.
     2.2.2 Payment of Benefit. The Company shall pay the annual benefit determined under subsection 2.2.1 for a period of fifteen (15) years, payable monthly (one twelfth [1/12th] of the annual benefit) beginning on the last day of the month commencing with the month following Separation From Service. The monthly payments under this subsection 2.2.2 shall total one hundred eighty (180) substantially equal payments over a period of one hundred eighty (180) months.
     2.3 Separation From Service Prior to the Early Retirement Date or Prior to Normal Retirement Date. Subject to the provisions of Sections 2.6 and 5.3, if Separation From Service occurs, for reasons other than death or Disability, and prior to a Change of Control and prior to either the Early Retirement Date or to the Normal Retirement Date, the Company shall pay to the Executive the benefit described in this Section 2.3 in lieu of any other benefit under this Agreement.

     2.3.1 Amount of Benefit. The benefit under this Section 2.3 is the Executive Benefit Accrual as of Separation From Service.
     2.3.2 Payment of Benefit. The Company shall pay the Executive the benefit set forth in subsection 2.3.1 in a single lump-sum within sixty (60) days of Separation From Service.
     2.4 Disability Benefit. Upon Disability prior to the Normal Retirement Date, the Company shall pay to the Executive the benefit described in this Section 2.4 in lieu of any other benefit under this Agreement.
     2.4.1 Amount of Benefit. Subject to the provisions of Section 2.6 and Section 5.3, the annual benefit under this Section 2.4 is the annual benefit set forth in subsection 2.1.1.
     2.4.2 Payment of Benefit. The Company shall pay the annual benefit determined under subsection 2.4.1, in lieu of any other benefit under this Agreement, for a period of fifteen (15) years, payable monthly (one-twelfth [1/12th] of the annual benefit) beginning on the last day of the month commencing with the month following the Executive’s Normal Retirement Date. The monthly payments under this subsection 2.4.2 shall total one hundred eighty (180) substantially equal payments over a period of one hundred eighty (180) months.
     2.4.3 Death During Disability. In the event the Executive dies following Disability and prior to receiving any payment under this Agreement, the Company shall pay the Beneficiary the annual benefit set forth in Section 3.1.2 in lieu of any other benefit under this Agreement.
     2.5 Change of Control Benefit. Upon a Change of Control prior to Separation From Service and prior to Disability, the Company subject to the provisions of Section 2.6 and Section 5.3, shall pay to the Executive the benefit described in this Section 2.5 in lieu of any other benefit under this Agreement.
          2.5.1 Amount of Benefit. The benefit under this Section 2.5 shall be 100% of the normal retirement benefit set forth in subsection 2.1.1.
          2.5.2 Payment of Benefit. The Company shall pay the annual benefit determined under subsection 2.5.1 for a period of fifteen (15) years, payable monthly (one-twelfth [1/12th] of the annual benefit) beginning on the last day of the month commencing with the month following the Executive’s Normal Retirement Date, or, in the event the Executive has already attained the Normal Retirement Date, the last day of the month following the month of Separation From Service. In the event the Executive dies prior to reaching her Normal Retirement Date, the benefit is then payable to her Beneficiary beginning on the last day of the month commencing with the month following the Executive’s death.

     2.6 Excess Parachute Payment. Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement to the extent the benefit would be a non-deductible parachute payment under Section 280G of the Code.
     2.7 Restriction on Distributions to Specified Employees. Notwithstanding any provision of this Agreement to the contrary, if the Executive is considered a Specified Employee at Separation From Service, the provisions of this Section 2.7 shall govern all distributions hereunder. Benefit distributions that are made due to a Separation From Service occurring while the Executive is a Specified Employee shall not be made during the first six (6) months following Separation From Service, rather any distribution which would otherwise be paid to the Executive during such period shall be accumulated and paid to the Executive in a lump sum on the first day of the seventh month following the Separation From Service. All subsequent distributions shall be paid in the manner specified.
     2.8 Distributions Upon Income Inclusion Under Section 409A of the Code. If any amount is required to be included in income by the Executive prior to receipt due to a failure of this Agreement to meet the requirements of Code Section 409A, the Executive may petition the plan administrator for a distribution of that portion of the Executive Benefit Accrual that is required to be included in the Executive’s income. Upon the grant of such a petition, which grant shall not be unreasonably withheld, the Company shall distribute to the Executive immediately available funds in an amount equal to the portion of the Executive Benefit Accrual required to be included in income as a result of the failure of this Agreement to meet the requirements of Code Section 409A, which amount shall not exceed the Executive’s unpaid Executive Benefit Accrual. If the petition is granted, such distribution shall be made within ninety (90) days of the date when the Executive’s petition is granted. Such a distribution shall affect and reduce the Executive’s benefits to be paid under this Agreement.
     2.9 No Suspension Upon Re-employment. Once benefit payments commence hereunder, such payments shall continue to be made notwithstanding the re-employment of the Executive by the Company except as provided in Section 5.1 or 5.2.
Article 3
Beneficiaries
     3.1 Death During Active Service. The Company shall pay to the Beneficiary the benefit described in this Section 3.1 if the Executive dies: (i) prior to Separation From Service and prior to Disability before the Normal Retirement Date and (ii) prior to a Change of Control.
     3.1.1 Amount of Benefit. The annual benefit under this Section 3.1 is the annual benefit set forth in Section 2.1.1.
     3.1.2 Payment of Benefit. The Company shall pay the annual benefit determined under subsection 3.1.1, in lieu of any other benefit under this Agreement, for a period of fifteen (15) years, payable monthly (one-twelfth [1/12th] of the annual benefit) beginning on the last day of the month commencing with the month following the Executive’s death. The monthly payments under this subsection 3.1.2 shall total one hundred eighty (180) substantially equal payments over a period of one hundred eighty (180) months.

     3.2 Death During Benefit Period. If benefit payments have commenced or were scheduled to commence under Article 2 of this Agreement, but before receiving all such payments the Executive dies, the Company shall then pay the remaining benefits to the Executive’s Beneficiary at the same time and in the same amounts that would have been paid to the Executive had the Executive survived. Notwithstanding the preceding, the Executive or her Beneficiary shall not be entitled to a benefit under both Article 2 and 3 hereof, it being the intent that there shall not be any duplication of benefits hereunder.
Article 4
Beneficiaries
     4.1 Beneficiary Designations. The Executive may designate or change her Beneficiary at any time and from time to time (without the consent of any prior Beneficiary). An Executive’s Beneficiary shall be as designated on a Beneficiary Designation in the form of Exhibit A to this Agreement or another form acceptable to the Company. The Executive may change her Beneficiary designation by properly executing a new Beneficiary Designation and delivering that form to the Company, provided however, no change shall be effective until received by the Company, and provided further, that no change shall be effective unless received by the Company before the Executive’s death. Furthermore, each designation so made shall cancel and supersede all previous designations. The designated Beneficiary, designated successor Beneficiary, and any other person entitled to payments under this Agreement shall be referred to in this Agreement as the “Beneficiary” irrespective of the number thereof. The divorce of the Executive from her spouse shall, without any further action, automatically revoke the designation of such spouse as a Beneficiary of the Executive’s benefits under this Agreement but shall not result in the automatic revocation of any other Beneficiary designated by the Executive. The preceding sentence shall not preclude the Executive from executing a new Beneficiary designation after her divorce is final and naming her former spouse as a Beneficiary of all or part of her benefits. If no Beneficiary shall have been properly designated, or if no Beneficiary shall survive the Executive, the benefits shall be payable to the Executive’s estate. All rights of a Beneficiary shall be derivative of the rights of the Executive, therefore, a Beneficiary shall not be entitled to any benefits hereunder if the Executive is not entitled to any benefits hereunder. During the lifetime of the Executive, a Beneficiary shall have no rights under this Agreement.
     4.2 Facility of Payment. If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person, or to a custodian selected by the Company under the Mississippi Uniform Transfers to Minors Act for the benefit of such minor. The Company may require proof of incompetency, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.

Article 5
General Limitations
     Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement if any of the following occur:
     5.1 Termination for Cause. If the Company terminates the Executive’s employment for any of the following reasons:
     5.1.1 Conviction in a court of competent jurisdiction of a felony; or
     5.1.2 Fraud, dishonesty, or embezzlement. Also, any willful violation of any law or willful violation of a significant Company policy committed in connection with the Executive’s employment, with either resulting in an adverse effect on the Company.
     5.2 Suicide. No benefits shall be payable if the Executive commits suicide within two (2) years after the date of this Agreement, including any amendment and restatement of the Prior Agreements, or if the Executive has made any material misstatement of fact on any application for life insurance purchased by the Company.
     5.3 Golden Parachute Payment. Notwithstanding any provision of this Agreement to the contrary, the Company shall not be required to pay any benefit under this Agreement if, upon the advice of counsel, the Company determines that the payment of such benefit would be prohibited by 12 C.F.R. Part 359 or any successor regulations regarding employee compensation promulgated by any regulatory agency having jurisdiction over the Company or its affiliates or to the extent the benefit would be a non-deductible excess parachute payment under Section 280G of the Code. To the extent possible, such benefit payment shall be proportionately reduced to allow payment within the fullest extent permissible under applicable law.
Article 6
Claims and Review Procedures
     6.1 Claims Procedure.
     6.1.1 Initiation — Written Claim. The Claimant initiates a claim by submitting to the Company a written claim for the benefits.
     6.1.2 Timing of Company Response. The Company shall respond to such Claimant within 90 days after receiving the claim. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 90 days by notifying the Claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

     6.1.3 Notice of Decision. If the Company denies part or all of the claim, the Company shall notify the Claimant in writing of such denial. The Company shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth:
     6.1.3.1 The specific reasons for the denial;
     6.1.3.2 A reference to the specific provisions of the Plan on which the denial is based;
     6.1.3.3 A description of any additional information or material necessary for the Claimant to perfect the claim and an explanation of why it is needed;
     6.1.3.4 An explanation of the Plan’s review procedures and the time limits applicable to such procedures; and
     6.1.3.5 A statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.
     6.2 Review Procedure. If the Company denies part or all of the claim, the Claimant shall have the opportunity for a full and fair review by the Company of the denial, as follows:
     6.2.1 Initiation — Written Request. To initiate the review, the Claimant, within 60 days after receiving the Company’s notice of denial, must file with the Company a written request for review.
     6.2.2 Additional Submissions — Information Access. The Claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Company shall also provide the Claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits.
     6.2.3 Considerations on Review. In considering the review, the Company shall take into account all materials and information the Claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.
     6.2.4 Timing of Company Response. The Company shall respond in writing to such Claimant within 60 days after receiving the request for review. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 60 days by notifying the Claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.
     6.2.5 Notice of Decision. The Company shall notify the Claimant in writing of its decision on review. The Company shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth:
     6.2.5.1 The specific reasons for the denial;
     6.2.5.2 A reference to the specific provisions of the Plan on which the denial is based;
     6.2.5.3 A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits; and
     6.2.5.4 A statement of the Claimant’s right to bring a civil action under ERISA Section 502(a).
Article 7
Amendments and Termination
     7.1 Amendments. This Agreement may be amended only by a written agreement signed by the Company and the Executive, provided, however, the Company may unilaterally amend this Agreement to conform with written directives to the Company from its auditors or banking regulators or to comply with legislative changes or tax law, including, without limitation, Code Section 409A, provided, however, any such unilateral amendment shall comply with Section 409A.
     7.2 Plan Termination Generally. This Agreement may be terminated by the Company. The benefit hereunder shall be the Executive Benefit Accrual as of the date the Agreement is terminated, except, however, in the event a Change of Control has occurred, the benefit shall be the benefit described in Section 2.5. Except as provided in Section 7.3, the termination of this Agreement shall not cause a distribution of benefits under this Agreement. Rather, after such termination benefit distributions will be made at the earliest distribution event permitted under Article 2 or Article 3.
     7.3 Plan Terminations Under Section 409A. Notwithstanding anything to the contrary in Section 7.2, if this Agreement terminates in accordance with the provisions of Treas. Reg. Section 1.409A-3(j)(4)(ix), the Company will distribute the Executive Benefit Accrual, determined as of the date of the termination of the Agreement, to the Executive in a lump sum, subject to all of the requirements of such regulations.
Article 8
Miscellaneous
     8.1 Binding Effect. This Agreement shall bind the Executive and the Company, and their beneficiaries, survivors, executors, administrators and permitted transferees.

     8.2 No Guaranty of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Company, nor does it interfere with the Company’s right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.
     8.3 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner, except in accordance with Article 4 with respect to designation of beneficiaries.
     8.4 Tax Withholding. The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.
     8.5 Applicable Law. To the extent not preempted by ERISA, this Agreement and all rights hereunder shall be governed by the laws of the State of Mississippi without regard to its conflicts of laws provisions.
     8.6 Unfunded Arrangement. The Executive and Beneficiary are general unsecured creditors of the Company for the payment of benefits under this Agreement. The benefits represent the mere promise by the Company to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive’s life is a general asset of the Company to which the Executive and Beneficiary have no preferred or secured claim.
     8.7 Severability. Without limitation of any other section contained herein, in case any one or more provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any other respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement. In the event any one or more of the provisions found in the Agreement shall be held to be invalid, illegal or unenforceable by any governmental regulatory agency or court of competent jurisdiction, this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been a part of this Agreement and such provision shall be deemed substituted by such other provisions as will most nearly accomplish the intent of the parties to the extent permitted by applicable law.
     8.8 Administration. The Company shall have powers which are necessary to administer this Agreement, including but not limited to:
     8.8.1 Interpreting the provisions of the Agreement, including making any factual determinations;
     8.8.2 Establishing and revising the method of accounting for the Agreement;
     8.8.3 Maintaining a record of benefit payments; and
     8.8.4 Establishing rules and prescribing any forms necessary or desirable to administer the Agreement.

     8.9 Named Fiduciary. The Company shall be the named fiduciary and plan administrator under this Agreement. It may delegate to others certain aspects of the management and operational responsibilities including the employment of advisors and the delegation of ministerial duties to qualified individuals.
     8.10 Full Obligation. Notwithstanding any provision to the contrary, when the Company has paid either a lifetime benefit or a death benefit as appropriate under any section of the Agreement, the Company has completed its obligation to the Executive and her Beneficiary, it being the intention of the Company that there shall not be any duplication of benefits hereunder.
     8.11 Construction and Compliance with Section 409A. This Agreement shall be interpreted and administered consistent with Code Section 409A. All references to a particular statute shall be deemed to refer to all regulations and authoritative guidance issued thereunder and all references to a particular statute, regulation, or guidance of general applicability shall be deemed to refer to any superseding statute, regulation, or guidance of general applicability.
     IN WITNESS WHEREOF, the Executive and a duly authorized Company officer have executed this Agreement as of the date indicated below, but effective as of October 1, 2007.

COMPANY:	EXECUTIVE:
THE PEOPLES BANK, BILOXI, MISSISSIPPI

By:

LAURI A. WOOD

Its:

Date:	Date:

EXHIBIT A
TO THE
EXECUTIVE SUPPLEMENTAL INCOME AGREEMENT
(as amended and restated as of October 1, 2007)
BENEFICIARY DESIGNATION
Executive: LAURI A. WOOD
     The Beneficiary or beneficiaries of any payments to be made under this Agreement following my death shall be:
Primary Beneficiary
     I designate the following as primary beneficiary (beneficiaries) of my benefits under this Agreement if I die before the receipt of all of my benefits:

Full Name:	Relationship:

Address (No., Street, City, State, Zip Code):

SS#:	Date of Birth:	% of Benefits:

Full Name:	Relationship:

Address (No., Street, City, State, Zip Code):

SS#:	Date of Birth:	% of Benefits:

Full Name:	Relationship:

Address (No., Street, City, State, Zip Code):

SS#:	Date of Birth:	% of Benefits:

(attach a separate sheet if additional space is needed)

Contingent Beneficiary
     Should all of the primary beneficiaries designated above predecease me and I die before the receipt of all of my Benefits, I designate the following as the contingent beneficiary (beneficiaries) of my Benefits under this Agreement:

Full Name:	Relationship:

Address (No., Street, City, State, Zip Code):

SS#:	Date of Birth:	% of Benefits:

Full Name:	Relationship:

Address (No., Street, City, State, Zip Code):

SS#:	Date of Birth:	% of Benefits:

Full Name:	Relationship:

Address (No., Street, City, State, Zip Code):

SS#:	Date of Birth:	% of Benefits:

(attach a separate sheet if additional space is needed)
     I understand that if I designate more than one beneficiary in a class above (i.e. primary or contingent), each beneficiary in that class will receive an equal share of the benefits unless I specify a different percentage. If I designate more than one beneficiary in a class above (i.e. primary or contingent), the share of a beneficiary who predeceases me will be divided pro rata among the remaining designated beneficiaries in that class unless I specify an alternate disposition. Unless I specify an alternate disposition, I also understand that a beneficiary who survives me but who dies before the complete distribution of his/her benefits shall be entitled to designate the beneficiary of any benefits remaining after his/her death and that upon his/her failure to properly designate a beneficiary, the beneficiary’s remaining benefits shall be paid to his/her estate.
     I understand that this designation shall be subject to the terms of this Agreement.

Signature of Witness	Date	LAURI A. WOOD	Date